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                                                                   EXHIBIT 10.02

                           SOFTWARE LICENSE AGREEMENT

This Software License Agreement (the "Agreement") is made and entered into as of this 18th day of February, 2000 (the "Effective Date"), by and between Summus, Ltd., a Delaware corporation ("Licensor"), and High Speed Net Solutions, Inc., a Florida corporation ("Customer"), with reference to the following facts and circumstances:

A. Licensor has developed certain software programs and anticipates developing certain software programs and will promote licensing of such programs through the distribution of materials substantially in the form as those attached to this Agreement as Exhibit A.1 ("Description Materials"). In reliance on such Description Materials, Customer desires to license such software.

B. Licensor and Customer envision a close working relationship with respect to Licensor's software such that Customer anticipates regularly: (i) acting as a beta-version user of Licensor's software; (ii) providing prospective licensees for Licensor's software; and (iii) providing references for or demonstrations of Licensor's software. Licensor desires to create an incentive for Customer to participate in these activities and, as such, Customer desires that Licensor share with Customer revenues received from third party users of Licensor's software and pay Customer for certain agency activities. To effect these incentives, Licensor and Customer have entered into a Revenue Sharing Agreement simultaneously with executing this Agreement.

C. Licensor desires to grant certain software license rights to Customer in return for certain fees and on the terms and conditions contained in this Agreement.

NOW THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. DEFINITIONS. As used herein, the following terms, when used in the singular, plural, or possessive form shall have the respective meanings set forth below:

1.1 "Designated Activities" shall mean operating the MaxxSystem, any of the MaxxSystem functional components, or the Reader Software, either alone or in any combination, to perform any of the activities described by Exhibit A.1 or the functional equivalents thereof, for clients/customers of Customer or for Customer's own benefit, including but not limited to, creating content for, developing, sending, tracking, viewing, receiving, reading cataloging, distributing and streaming Rich Media Messages or other digital content as may be supported, and distributing Reader Software to clients/customers and members of the public.

1.2 "Documentation" shall mean the complete set of operating manuals necessary to enable Customer to properly use the Licensed Software. The initial documentation to be provided by Licensor shall include a Users Manual and a

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Reference Manual for each of the components of the Licensed Server Software and
Reader Software. Such manuals may be provided in electronic form as help files or in other electronic format.

1.3 "Fees" shall mean the total of the following fees (all as defined either in this Section 1.3 or below in the text of this Agreement, including Exhibits):
"License Fee," "Software Maintenance Fee," and "Revenue Based Fee."

1.4 "License Fees" shall have the meaning given in Section 3.1.

1.5 "Licensed Server Software" shall mean the Licensed Software other than the Reader Software.

1.6 "Licensed Software" shall mean the Licensed Server Software and Reader Software collectively, consisting of the first generally available version of the MaxxSystem program, as more fully described on Exhibit A, in Object Code form, and any released New Versions provided under this Agreement.

1.7 "New Versions" shall mean any versions of the Licensed Software that Licensor releases after the Effective Date of this Agreement including (a) error corrections, maintenance releases, and major and minor releases and products that supersede the Licensed Software; (b) any migration aids for users migrating from the prior version of the Licensed Software; and (c) any Documentation related to either (a) or (b). A product shall be considered to supersede the Licensed Software if (i) Licensor ceases actively marketing the Licensed Software, (ii) persons inquiring about licensing the Licensed Software are offered the new product instead, and (iii) the new product handles creation and/or delivery of Rich Media Messages.

1.8 "Object Code" shall mean the code that can be executed directly or indirectly by a computer's central processing unit, which may include without limitation such things as compiled machine readable binary code, human readable scripts, and interpreted code or other code that does not need to be compiled before execution. Object Code shall not include code in human-readable form that would normally be compiled before execution on a computer.

1.9 "Premier Partner" shall mean a customer, including Customer, with whom we envision a close working relationship and with whom the Licensor desires to create incentives to participate in certain activities to such as beta testing or demonstration of the Licensed Software. The incentives may include certain exclusive and non-exclusive marketing benefits or payments.

1.10 "Quarterly Period" shall mean each calendar quarter (i.e., a period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1 of each year) during the term of this Agreement, with the exception of the first Quarterly Period, which shall commence on the Effective Date and end on the last day of that calendar quarter. The last Quarterly Period shall end on the date of expiration or termination of this Agreement, thereby possibly comprising fewer than three (3) months.

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1.11 "Reader Software" shall mean any version of any part or component of the
MaxxSystem program or a separate program designed to be used in conjunction with MaxxSystem or inter-operate with MaxxSystem, in Object Code form and any released New Versions and/or Software Updates, that is: (i) distributed or intended to be distributed by the Licensed Server Software with a Rich Media Messages or other digital content as may be supported; (ii) is downloaded or sent from the Licensed Server Software to a remote computer or internet-connected device for execution in connection with viewing or interacting with a Rich Media Messages or other digital content as may be supported; or (iii) installable or required to be installed on the recipient's computer or internet-connected device to enable the recipient of the Rich Media Messages to view Rich Media Content, including but not limited to a 'thin' or 'thick' client player, any self-extracting executable files with embedded Rich Media Content, any plug-ins or applets, or any similar viewing technology.

1.12 "Related Agreements" shall mean agreements between Licensor and Customer related to or incorporated by the MLA and agreements based on either Licensor or Customer's rights and obligations under the MLA, including, but not limited to, the Letter Agreement incorporated by the MLA and any agreements relating to or arising from the Samsung opportunity.

1.13 "Revenue Based Fee" shall have the meaning given in Section 3.2 of this Agreement.

1.14 "Rich Media Content" shall mean any visual or graphic or multi-media content and user interaction metaphor beyond a plain ASCII text representation of information, including but not limited to video, still images of any format or type, audio, streaming content, compressed content, animation, and color graphics, any of which may contain interactive controls, user response/selection targets and hotspots, dialog and information display capabilities, voice response capability, and similar user interaction features.

1.15 "Rich Media Message" shall mean electronic Rich Media Content delivery transmitted in any manner and through any portion of the Internet or any entities' internal network that delivers and presents Rich Media Content for the intended recipient.

1.16 "Software Maintenance Agreement" shall mean the agreement for maintenance of the Licensed Software entered into between Customer and Licensor concurrently with this Agreement.

1.17 "Software Maintenance Fee" shall mean the Maintenance Fee payable under the Software Maintenance Agreement.

1.18 "Source Code" shall mean the human-readable code that produces the compiled machine readable form of Object Code.

1.19 "Use Level Percentage" shall mean ten percent (10%).

1.20 "Virus" shall mean any computer code intentionally designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of the computer program, or any other associated software, firmware, hardware, or computer system (including local area or wide-area networks), in a manner not intended by its creator(s).

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1.21 "Volume of Use" shall mean unlimited use of the Licensed Software for the
Designated Activities

2.       LICENSE.

         2.1 LICENSED SERVER SOFTWARE. Subject to Customer fulfilling its obligations hereunder, Licensor hereby grants to Customer a world-wide, non-exclusive, irrevocable (subject to the termination provisions set forth herein) license (1) to use the Licensed Server Software in Object Code form only, and Documentation to perform the Designated Activities at the Volume of Use; (2) to use the Licensed Server Software and the Documentation in connection with backup and disaster recovery procedures in the event of destruction or corruption of the Licensed Server Software or disasters or emergencies which require Customer to initiate disaster recovery procedures; and (3) to make, reproduce and internally distribute copies of the Licensed Server Software and related Documentation, either electronically or otherwise, as reasonably required to support Customer's use of the Licensed Server Software for backup purposes. Customer shall not have the right or license to make any derivative works (within the meaning of 17 U.S.C 101) incorporating or based on any of the Licensed Server Software, or any portion thereof, except as may be necessary for the use of the Licensed Server Software for its normal, intended use.

         2.2 READER SOFTWARE LICENSE. Subject to the Customer fulfilling its obligations hereunder, Licensor hereby grants to Customer a world-wide, non-exclusive, non-transferable irrevocable license to (1) to use the Reader Software, in Object Code form only, to perform the Designated Activities at the Volume of Use; (2) to use the Reader Software and the Documentation in connection with backup and disaster recovery procedures in the event of destruction or corruption of the Reader Software or disasters or emergencies which require Customer to initiate disaster recovery procedures; (3) to make, reproduce and distribute to the public-at-large an unlimited number of copies of the Reader Software and any related Documentation, either electronically or otherwise, to the extent necessary to fully utilize the license rights granted in (1) through (2); and (4) to authorize third party vendors to make, reproduce and distribute to the public-at-large an unlimited number of copies of the Reader Software and any related Documentation, either electronically or otherwise, together with the products of such third party vendors. Customer shall not have the right or license to make any derivative works (within the meaning of 17 U.S.C 101) incorporating or based on any of the Reader Software, or any portion thereof, except as may be necessary for the use of the Reader Software for its normal, intended use.

         2.3 NEW VERSIONS. New Versions will be provided to Customer under the terms of the Software Maintenance Agreement. When provided to Customer under the Software Maintenance Agreement, New Versions will be treated as Licensed Software under this Agreement.

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         2.4 OUTSOURCING. Customer shall not have the right to sublicense to third parties any or all of the license rights granted to Customer hereunder; provided, however, that Customer may outsource to a third party performance of Designated Activities for Customer under Customer's license.

         2.5 SOFTWARE PLATFORM PORTABILITY. Customer shall have the right, under the grant of license rights in this Article 2, to operate the Licensed Software on any operating systems for which Licensor makes a generally available version of the Licensed Software generally available to its customers. Customer shall have the right to receive the Licensed Software version for each such operating system. At Customer's request Licensor shall promptly deliver the Licensed Software version for such operating systems to Customer.

         2.6 READER SOFTWARE MODIFICATIONS. Upon request of Customer, Licensor shall perform in prompt commercial fashion modifications of the Reader Software requested by Customer in order to allow the Reader Software to function in integrated fashion with the software products of a customer of Customer. Customer shall pay Licensor's standard consulting fees for such service, subject to the Most Favored Customer clause of this Agreement.

3.       LICENSE FEE.

         3.1 LICENSED SOFTWARE. In partial consideration of licenses granted hereunder, Customer shall pay to Licensor a one- time license fee of One Million Dollars ($1,000,000) at the Volume of Use (the "License Fee").

         3.2 REVENUE BASED FEE. In addition to the License Fee, Customer shall pay to Licensor an ongoing use fee (the "Revenue Based Fee") for the Licensed Software in an amount equal to the greater of: (a) the gross revenues generated by Customer with the Licensed Software multiplied by the Use Level Percentage; or (b) the amount equal to Three Cents (3(cent)) multiplied by the number of Rich Media Messages actually delivered to recipients. The Customer shall reconcile accounts each Quarterly Period and shall pay the Revenue Based Fee within one month following the end of the Quarterly Period. The Customer shall have the right at its sole discretion to apply any Customer Credit amounts in lieu of paying the Revenue Based Fee until any such Customer Credit as defined in the Master Agreement amounts are exhausted.

4.       DELIVERY.

         4.1 DELIVERABLES; TIMETABLE. For each of the components of MaxxSystem, as described in Exhibit A.1, on the "Release Dates" described in Exhibit A.3 Licensor shall deliver to Customer the Licensed Software and Documentation in a form and with sufficient reliability to constitute a commercial release of the Licensed Software ("Deliver" or "Delivery").

         4.2 OBLIGATION AND RIGHT TO TEST. If before the Release Date Licensor requests Customer to perform tests of the software in alpha version, and tests of the software in beta version, Customer shall use its best efforts to perform

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such tests, provided, however, Customer shall not be required to perform more than one such test in a one (1) month period. Regardless of whether Licensor requests Customer to perform such tests, Customer shall have the right to perform one (1) test of a beta version of the Licensed Software before the Release Date. Customer shall promptly notify Licensor in writing of the results of any tests performed pursuant to this Section 4.2. During such "beta" test period, Licensor shall dedicate Level III support resources to Customer;

         4.3 DELIVERY DELAY. In the event that Licensor fails to Deliver each component of the Licensed Software within 90 days of the date stipulated in Exhibit A.3, , Licensor shall be deemed in material breach of this Agreement and Customer shall have the option at its sole discretion to terminate this Agreement.

5.       MARKETING BENEFITS.

5.1      TIME TO MARKET. In consideration of the Customer being a Premier
         Partner:

         o Licensor shall provide the "beta" version of MaxxSystem, under licensing instructions appropriate to beta testing, to Customer for a period of not less than 30 days prior to production (general) availability. During such "beta" test period, Licensor shall dedicate Level III support resources to Customer;

         o Licensor shall use its commercially reasonable efforts to cause all other licensees of the Licensed Software to be limited as to the date upon which such licensees can publicly announce their use of the Licensed Software. Licensor shall further provide Customer with the right and opportunity to publicly announce Customer's use of the Licensed Software, such announcement being on or before a date two weeks in advance of the date upon which Licensor allows such other licensees to announce their use.

6. COMPLIANCE WITH LAWS. Licensor shall modify the Licensed Software on a timely basis in the event that any change in the laws, rules, or regulations reflected in any features of the Licensed Software make such modification necessary and shall provide such modification to Customer as a New Version.

7.       TERMINATION OF MLA AND RELATED AGREEMENTS.

         7.1 TERMINATION OF PRIOR AGREEMENTS. By this Agreement, Licensor and Customer specifically terminate the MLA and the Related Agreements and all obligations, rights and interests of the parties thereunder; provided, however, that provisions related to confidentiality and limitation of liability shall survive.

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8.       PROPRIETARY RIGHTS.

         8.1 SCOPE. All right, title, and interest to the Licensed Software shall remain with Licensor and Customer obtains only the license as specified in
Article 2 hereof.

         8.2 LEGENDS. Customer shall not remove, deface, or otherwise obscure any copyright, patent, trademark, service mark, or other proprietary legend ("Proprietary Legends") on either the Licensed Software or Documentation. Furthermore, Customer shall include such Proprietary Legends in any reproductions of either the Licensed Software or Documentation that Customer is permitted to make. Customer's obligation under this Section 8.2 shall survive the expiration or termination of this Agreement for any reason.

9.       INDEMNIFICATION.

         9.1 SCOPE. Licensor shall indemnify and hold harmless Customer, and its directors, officers, employees, agents, successors, assigns, licensees and customers against any and all claims, penalties, losses, liabilities, judgments, settlements, awards, damages and costs (including but not limited to reasonable legal fees, expert witness fees and expenses) arising out of or related to any claim of patent, trademark or copyright infringement and claims of unfair competition or trade secret violation, and any other claim arising out of the sale, possessions or use of the Licensed Software (collectively "Claims") and will reimburse Customer from time to time for any reasonable legal fees, expert witness fees or other expenses (including the reasonable value of the services of in-house counsel) reasonably incurred by Customer in connection with investigating any such action or Claim as such expenses are incurred.

         Customer shall indemnify and hold harmless Licensor, and its directors, officers, employees, agents, successors, assignees, licensees and customers against any and all claims, penalties, losses, liabilities, judgements, settlements, awards, damages and costs (including but not limited to reasonable legal fees, experts witness fees and expenses) arising out of or related to its use of the Licensed Software, except for Claims covered by the preceding paragraph, unless such Claims are Excepted Claims (as defined below). Customer expressly indemnifies Licensor for any and all claims, penalties, losses, liabilities, judgements, settlements, awards, damages, and costs (including but not limited to reasonable legal fees, experts witness fees and expenses) arising our of or related to any claim of patent, trademark or copyright infringement and claims of unfair competition or trade secret violation, and any other claim arising out of the development, sale, possession, use or distribution of MaxxNote or MaxxAd content, Customer's web site content and the like. Customer will reimburse Licensor from time to time for any legal fees, expert witness fees or other expenses (including the reasonable value of the services of in-house counsel) reasonably incurred by Licensor in connection with investigating any such action or claim as such expenses are incurred.

         9.2 ADDITIONAL INDEMNITY TERMS. Moreover, Licensor shall defend, at its expense, any action or proceeding brought against Customer based upon a Claim, including the payment of reasonable attorney's fees, expert witness fees and costs of suit incurred thereby. In defending or settling any such Claim,

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Licensor may elect to (i) obtain the right of continued use of Licensed
Software, or part thereof, which is alleged to be infringing, or (ii) replace or modify the Licensed Software, or part thereof, so as to avoid such Claim and thereupon Customer shall cease to use the version of the Licensed Software, or part thereof, that was replaced or modified. Licensor will not be obligated to indemnify, defend or settle any Claim resulting from or related to any additions, modifications, or changes to the Licensed Software made by Customer, its affiliates, successors or assigns, or resulting from the use of the Licensed Software with any third party materials (collectively, the "Excepted Claims"). Licensor shall have the option to control such defense with counsel of its choice, but shall not settle any such Claim without the consent of Customer, which shall not be unreasonably withheld, unless such settlements involve only the payment of money damages for which Customer is fully indemnified. Customer shall provide reasonable cooperation, at Licensor's expense, to Licensor with respect thereto. Customer may participate in such defense at its own expense subject at all times to Licensor's right to control the defense of the proceeding.

         9.3 FAILURE OF INDEMNIFICATION PROVISIONS. If for any reason the foregoing indemnification is unavailable to Customer or insufficient to hold it harmless, then Licensor shall reimburse Customer for all amounts paid or payable by Customer as a result of such Claims, which shall include, for example, the costs of defending against any Claims because of Licensor's failure to provide the defense specified in Section 9.2 above.

         9.4 DUTIES. Each party's right to indemnification under Sections 9.1 and 9.2 above is conditioned upon the indemnified party (i) promptly notifying the indemnifying party in writing of any Claim, (ii) providing the indemnifying party with all reasonable assistance for the defense or settlement of such Claims, (iii) with respect to Claims, Customer granting to Licensor reasonable authority and control for the defense or settlement of such Claims, and (iv) each party fully observing all material terms and conditions of this Agreement.

         9.5 WORK AROUND. With respect to a Claim, if a final injunction is obtained against Customer, Licensor will, at Licensor's option and expense, either (i) procure for Customer the right to continue using the Licensed Software or (ii) replace or modify the infringing portion of the Licensed Software so that it becomes non-infringing yet functionally equivalent, or, if the foregoing options are not available without undue expense, or (iii) refund all monies paid by Customer to Licensor with respect to that portion of the Designated Activities affected by such injunction under this Agreement; provided that any such procurement, modification or refund by Licensor will not relieve it of any other liability under this Agreement.

10. WARRANTIES.

         10.1 TITLE. Licensor represents and warrants that it has full title to and ownership of the Licensed Software, Reader Software, and Documentation and all intellectual property rights embodied in or used in connection therewith, free and clear of liens (except those that may be established by this Agreement), claims and encumbrances, and that it has full power and authority to grant the licenses in Article 2 above.

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         10.2 CONFORMITY TO REPRESENTATIONS. Licensor represents and warrants that the Licensed Software is in material compliance with all specifications and all other statements or claims found in the Description Materials of Licensor given in Exhibit A.1, and found in the Documentation. The Documentation fully describes the proper procedure for using the Licensed Software and is comprehensive enough to enable a person of average intelligence to operate the Licensed Software in an efficient manner.

         10.3 WARRANTY. Licensor represents and warrants that the Licensed Software shall operate and function in material compliance with the Documentation. Notwithstanding the foregoing, Licensor makes no warranty that all errors have been or can be eliminated from the Licensed Software.

         10.4 PHYSICAL MEDIA. Licensor represents and warrants each copy of the Licensed Software, including New Versions, is and will be free from physical defects in the media that tangibly embodies the Licensed Software for a period of ninety (90) days after delivery.

         10.5 VIRUS FREE; NO DISABLING CODE. Licensor hereby represents, warrants and covenants that the Licensed Software delivered under this Agreement shall contain no Viruses. Licensor hereby represents, warrants and covenants that the Licensed Software does not and will not contain any computer code that would disable the Licensed Software or impair in any way its operation based on the elapsing of a period of time, exceeding an authorized number of copies, advancement to a particular date or other numeral, or other similar self-destruct mechanisms (sometimes referred to as "time bombs", "time locks", or "drop dead" devices) or that would permit Licensor to access the Licensed Software to cause such disablement or impairment (sometimes referred to as a "trap door" device). Licensor agrees that in the event of a breach or alleged breach of this Section 10.5 that Customer shall not have an adequate remedy at law, including monetary damages, and that Customer shall consequently be entitled to seek a temporary restraining order, injunction, or other form of equitable relief against the continuance of such breach, in addition to any and all remedies to which Licensor shall be entitled.

         10.6 MOST FAVORED CUSTOMER. Licensor represents and warrants that, taken in the aggregate, all prices, charges, benefits, credits, warranties and terms granted to Customer pursuant to this Agreement are comparable to, or more favorable to, Customer than the prices, charges, benefits, credits, warranties and terms in the aggregate that Licensor has heretofore offered to any person or entity for the Licensed Software, maintenance for the Licensed Software, and Documentation covered by this Agreement. If at any time during this Agreement, Licensor shall contract with any other person or entity for (a) license fees for service bureau use of Licensed Software; (b) maintenance fees for maintenance of licensed software; (c) warranty and/or indemnity terms; or (d) prices, charges, benefits, warranties or other terms taken in the aggregate; that are more favorable to such person or entity than the corresponding provisions of this Agreement or the Software Maintenance Agreement, Licensor shall notify Customer of such more favorable provisions and Customer, at its option, may require that such more favorable provisions be available to Customer under this Agreement or the Software Maintenance Agreement.

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         10.7 NO OTHER WARRANTIES. OTHER THAN AS PROVIDED IN THIS ARTICLE 10,
LICENSOR DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE LICENSED SOFTWARE, SOFTWARE UPGRADES, AND THE DOCUMENTATION. 11. LIMITATION OF LIABILITY.

         11.1 EXCLUDED LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES, OR ANY THIRD PARTY BENEFICIARY, FOR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION), REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

12.      ESCROW AGREEMENT.

         12.1 FORM OF ESCROW AGREEMENT. The parties hereto will promptly upon the execution of this Agreement enter into an escrow agreement in a form substantially similar to the one attached to this Agreement as Exhibit A.4 ("Escrow Agreement") with Fort Knox Escrow Services as an escrow agent.

13. CONFIDENTIALITY. This Article 13 sets forth the procedures by which information regarded as confidential by one party hereto (a "Disclosing Party") may be disclosed to the other party hereto (the "Receiving Party").

         13.1 GENERAL REQUIREMENTS AND EXCLUSIONS. During the term of this Agreement and at all times thereafter, the parties will not, except as permitted by the terms of this Agreements, disclose or use, either for itself or for the benefit of any third party (whether in competition with Licensor of Customer or otherwise), any confidential information of the other party or its business or affairs, nor will any party assist any person or entity other than the Disclosing Party to secure any benefit from such confidential information. Any oral, written, graphic, or electronically transmitted information not generally available to the public shall be construed as confidential for purposes of this Agreement, which information shall include, without limitation, information relating to a Disclosing Party's products, processes, techniques, technology, formulas, research data, passwords, passcodes, user identification numbers, e-mail addresses, programming methods, know-how, trade secrets, customers and suppliers, information relating to sales and profits, other financial data, and the terms and conditions of this Agreements. All such information shall be collectively referred to herein as "Confidential Information." The provisions of this paragraph, however, shall not prevent the Receiving Party from use or disclosure of information (i) as necessary in the ordinary course of such party's performance under this Agreement, (ii) that is in the public domain (other than information in the public domain as a result of a violation of this Agreement by the Receiving Party), (iii) that the Receiving Party can

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demonstrate that it acquired outside of its affiliation with the disclosing
Party from a third party in rightful possession of such information and who was not prohibited from disclosing such information, or (iv) disclosure of which is required by law or court order. The parties acknowledge that the Object Code of generally available versions of the Licensed Software are not required to be treated as Confidential Information, but that Object Code of versions not generally available to the public of Licensed Software will be Confidential Information. In the event that the Receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose Confidential Information, the Receiving Party will notify the Disclosing Party promptly of such request or requirement so that the Disclosing Party may seek an appropriate protective order, and if, in the absence of a protective order, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Receiving Party may disclose Confidential Information to such tribunal; provided, however, that the Receiving Party shall use its best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. Customer shall be entitled to file this Agreement as an exhibit to one or more filings with the SEC, as recommended by its counsel, in which case Customer shall consult with Licensor concerning the redaction of terms of this Agreement under a confidentiality request associated with such filing, but the implementation of any such redaction shall be at the SEC's discretion. The obligation of confidentiality stated above shall survive termination of this Agreement.

         13.2 OUTSOURCERS. Notwithstanding Section 13.1 above, Customer shall have the right to discuss the scope of the license granted by Licensor under this Agreement and the maintenance obligations of Licensor under the Software Maintenance Agreement with any third party that potentially may perform information processing services for Customer.

         13.3 NO UNAUTHORIZED COPYING. Except as may be otherwise permitted by this Agreement, the Receiving Party shall not copy, duplicate, reverse engineer, reverse compile, disassemble, record, or otherwise reproduce any part of the Disclosing Party's Confidential Information or any of the Licensed Software, nor attempt to do any of the foregoing, without the prior written consent of the Disclosing Party. Any tangible embodiments of the Disclosing Party's Confidential Information that may be generated by a Receiving Party, either pursuant to or in violation of this Agreement, will be deemed to the sole property of the Disclosing Party and fully subject to the obligation of confidence set forth in this Article 13.

         13.4 NO REMOVAL OF PROPRIETARY LEGENDS. No Receiving Party shall remove, obscure, or deface any proprietary legend relating to the Disclosing Party's rights, on or from any tangible embodiment of any of the Disclosing Party's Confidential Information, without the Disclosing Party's prior written consent.

         13.5 REPORTS OF THIRD-PARTY MISAPPROPRIATION. A Receiving Party shall immediately report to the Disclosing Party any attempt by any third party of which the Receiving Party has knowledge to use or disclose any of the Disclosing Party's Confidential Information without authorization from the Disclosing Party.

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         13.6 POST-TERMINATION PROCEDURES. Upon any termination of the Receiving
Party's right to possess and/or use Confidential Information through either termination or expiration of this Agreement, the Receiving Party shall turn over to the Disclosing Party (or, if agreed by the Disclosing Party, destroy) any disks, tapes, Documentation, drawings, blueprints, notes, memoranda, specifications, devices, documents, or any other tangible embodiments of any Confidential Information of the Disclosing Party, except for Source Code available to Customer under the terms of the Escrow Agreement described in
Section 12.

14.      TERM AND TERMINATION.

         14.1 TERM. This Agreement shall become effective as of the Effective Date hereof and shall continue in force until the sixth (6th) anniversary of the Effective Date, unless earlier terminated in accordance with this Article 14. After this initial term, this Agreement shall be automatically renewed for additional one (1) year periods unless thirty (30) days prior to the expiration of this Agreement, either party provides written notice to the other party of its intent to terminate this Agreement.

         14.2 DEFAULT. Subject to the dispute resolution procedures set forth in Exhibit A.5, the non-defaulting party shall be entitled to terminate this Agreement at any time prior to the expiration of its term upon written notice to the defaulting party if the defaulting party breaches any material obligation hereunder, which breach continues or remains uncured for a period of sixty (60) days after receipt of written notice from the non-defaulting party, unless such breach cannot by its nature be cured, in which event the defaulting party shall be deemed in default hereof upon the occurrence of such breach. Notwithstanding the foregoing, if Customer shall be in breach of its obligation to make any payment owing to Licensor hereunder, Licensor may terminate this Agreement upon ten (10) days prior written notice to Customer. Any such termination shall not relieve Customer of any such obligation to pay.

         14.3 FAILURE TO DELIVER. Customer shall be entitled to terminate this Agreement in the event Licensor has not Delivered the Licensed Software within sixty (60) days after the date specified in this Agreement.

         14.4 EFFECT OF TERMINATION. Upon the expiration or termination, for any reasons, of this Agreement, the license and rights granted hereunder shall immediately terminate as of the effective date of such expiration or termination. Survival of any provisions of this Agreement shall be set forth in
Section 17.8 hereof.

15. EXPORT CONTROLS. Customer shall cooperate with Licensor as reasonably requested and at Licensor's expense to permit Licensor to comply with the laws and administrative regulations of the United States controlling the export of commodities and technical data ("Export Laws"). Licensor shall prepare reasonable instructions for its licensees concerning actions licensees of the Licensed Software should take to comply with all Export Laws prior to exporting the Licensed Software, whether by remote access or otherwise, to a destination outside the United States. Customer shall comply with Licensor's reasonable instructions concerning such Export Laws. Notwithstanding any other provision of this Agreement, Customer agrees not to export, directly or indirectly, any United States source technical data acquired from Licensor or any products utilizing such data to any countries outside of the United States, if such export would be in violation of the United States Export Control Laws or Regulations then in effect.

16. SALES TAXES; SHIPPING; RISK OF LOSS. In addition to all other amounts due to Licensor hereunder, Customer shall pay to or reimburse Licensor for all federal, state, local, or other taxes (exclusive of income, business privilege, or similar tax) including, but not limited to, sales, use, value added, lease, or similar taxes or assessments, based on the License Fee(s) or other charges payable hereunder, the Licensed Software's use, or services performed hereunder. Customer shall have the right to contest the imposition of any such taxes or assessments and Licensor shall provide Customer with reasonable cooperation in contesting such taxes or assessments. Licensor shall, however, pay for all shipping or transportation costs for delivery of all Licensed Software and all copies of the Documentation purchased by Customer. Prior to Delivery of the Licensed Software, Licensor and its insurers shall accept responsibility for loss or damage.

17.      GENERAL PROVISIONS.

         17.1 CONSTRUCTION AND VALIDITY; DISPUTE RESOLUTION. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina (including its Uniform Commercial Code), but without giving effect to its laws or rules relating to conflicts of laws or to the United Nations Convention on Contracts for the International Sale of Goods. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Exhibit annexed hereto or any document referred to in this Agreement or in any Exhibit hereto, the provisions of this Agreement shall prevail and govern its interpretation and construction. In the event of any dispute or controversy arising under or in connection with this Agreement, the dispute resolution procedures set forth in Exhibit A.5 shall be followed. Pending resolution of any such dispute or controversy, both parties will continue their performance under this Agreement including but not limited to the payment of all amounts due to the other party that are not in dispute (provided that Customer may make such payments under protest, reserving any rights it may have to seek reimbursement from Licensor).

         17.2 ATTORNEYS' FEES. In the event of any dispute, controversy, litigation or other proceedings (including proceedings in bankruptcy) concerning or related to this Agreement, the prevailing party shall be entitled to reimbursement of all of its costs, including reasonable attorney and expert witnesses fees and costs (including the reasonable value of the services of in-house counsel), and court or arbitration fees and costs.

         17.3 VENUE. Any dispute or controversy arising under or in connection with this Agreement shall be settled in Wake County, North Carolina. The parties hereby generally submit to the in personam jurisdiction of the Superior Court of the State of North Carolina and the Federal District Court for the Eastern District of North Carolina.

         17.4 NO JOINT VENTURE. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship among the parties hereto nor shall any party have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party.

         17.5 ASSIGNMENT. Neither party hereto shall assign any of its rights under this Agreement nor delegate its duties hereunder to another person or legal entity without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective trustees, successors, permitted assigns and legal representatives.

         17.6 NON-WAIVER. A failure of any party hereto to exercise any right given to it hereunder, or to insist upon strict compliance by another party of any obligation hereunder, shall not constitute a waiver of the first party's right to exercise such a right, or to exact compliance with the terms hereof. Moreover, waiver by any party of a particular default by another party shall not be deemed a continuing waiver so as to impair the aggrieved party's rights in respect to any subsequent default of the same or a different nature.

         17.7 CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used in this Agreement are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         17.8 SURVIVAL. Any terms or conditions of this Agreement which by their express terms extend beyond termination or expiration of this Agreement or which by their nature should so extend shall survive and continue in full force and effect after any termination or expiration of this Agreement. Without limiting the generality of the foregoing, the following articles and sections shall survive this Agreement: 2.2, 7, 8, 9, 10.1, 10.5, 10.7, 11, 13, 15, and 17.

         17.9 AUTHORIZATION. Customer and Licensor represent that all necessary corporate proceedings have been taken by each party to authorize the transactions contemplated by this Agreement and that this Agreement has been executed by a duly-authorized representative of each party and upon such execution shall constitute a valid and binding Agreement.

         17.10 EXHIBITS INCORPORATED. All Exhibits referenced in this Agreement are hereby incorporated into this Agreement by this reference and made part of this Agreement.

         17.11 NOTICES. All notices or other communications that shall or may be given pursuant to this Agreement, shall be in writing, in English, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, telex or cable communication, or by hand delivery. Such communications shall be deemed given and received upon confirmation of receipt, if sent by facsimile, telex, or cable communication; or upon delivery if hand delivered; or upon receipt of mailing, if sent by certified or registered mail, and shall be addressed to the parties to such addresses as the parties may designate in writing from time to time.

         17.12 INVALIDITY. Should any of the non-material provisions of this Agreement, or portions thereof, be found invalid by any court of competent jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect.

         17.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17.14 ENTIRE AGREEMENT. This Agreement and the Revenue Sharing Agreement contain the full understanding of the parties and supersedes all prior or contemporaneous agreements and understandings, written or oral, between the parties with respect to the subject matter hereof; and there are no representations, warranties, agreements or understandings other than those expressly contained herein. No alteration, modification, variation or waiver of this Agreement, or any of the provisions hereof shall be effective unless executed by both parties in writing.

            (The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the dates indicated below.

SUMMUS, LTD. ("LICENSOR")            HIGH SPEED NET SOLUTIONS, INC. ("CUSTOMER")
By: /s/ Dr. Bjorn Jawerth            By:  /s/ Andrew L. Fox
 (Signature)                          (Signature)
Date:  March 13, 2000                Date:  February 18, 2000
Name: Dr. Bjorn Jawerth              Name:  Andrew L. Fox
Title:   CEO                         Title: Acting President and CEO,
                                     Executive Vice President

                                   EXHIBIT A.1

                        LICENSOR'S DESCRIPTION MATERIALS

MAXXSYSTEM SUMMARY

         The Summus Ltd. online advertising microcast media product suite, MaxxSystem, provides digital content management solutions for targeted media distribution. The product suite establishes an easily integrated infrastructure to increase the effectiveness of digital advertising, direct marketing, campaigns and content distribution. While these products showcase the benefits of faster wavelet technology, they also integrate well with existing media compression, streaming and manipulation tools in the marketplace. In addition, other forms of media such as flash, animations, and audio content will be fully integrated into the product suite over time.

         These products are based on a `permission marketing' approach. Customers opt in to participate and are encouraged to do so because they have self-solicited interest in the content provided. The user experience is enhanced through faster downloads and adaptive transmission of media to the user's environment. All media is distributed through a single player, regardless of media type. The player can be customized (`re-skinned') to meet the needs of the client.

         The MaxxSystem product suite version 1.0 will have five components. Refer to the diagram below for more information:

                  1. MAXXNOTE Version 2.5 - this is the currently available Summus video e-mail software. MaxxNote allows the user to import, create and compress content, bundle a player, then e-mail it via a MAPI compliant software program to distribution lists. MaxxNote Version 2.5 is available for Windows 95/98/NT

                  2. The MAXXAD itself - this will be the advertisement that is built and sent to an end user via e-mail. MAXXADS are targeted e-mails that encapsulate rich media (images, video, slide shows, text) with electronic commerce capabilities, web site referrals and campaign effectiveness measurement collection. A maxxAd is rendered directly in an e-mail, therefore no executable (.exe) files are sent. The MaxxAd contains content and code streamed to the client on demand. MaxxAd Version 1.0 will be available for Windows 95/98/NT.

                  3. MAXXSHOW Version 1.0 is a completely integrated media presentation, designed to be launched from a web site. It encapsulates rich media (images, video, slide shows, text) with electronic commerce capabilities, web site referrals and e-commerce sales effectiveness measurement collection. MaxxShow is rendered directly from product selection on a web page, delivered via caching (release 1) and streaming based on bandwidth (release 2). MaxxShow is available for the Windows NT/95/98 platforms with support for Internet Explorer 4.0, Netscape 4.05 and AOL 4.0 browsers and above. Support for the Macintosh platform is planned for late 2Q00.

                  4. The MAXXSERVER infrastructure - MaxxServer will stream and cache JAVA-code and media content to MaxxAd. The server will collect and process measurement information, handle opt-in and opt-outs, integrate with existing online advertising tools and process e-commerce transactions and links to web sites. Additionally, the MaxxServer infrastructure may handle forwarding of MaxxAdvertisements to ensure measurement tracking for forwarded MaxxAds is counted and measured. As needed, advertisements will be cached for faster rendering and distribution of content.

                  5. The MAXXORCHESTRATOR product will allow the content creators to format existing content into MaxxAds, allowing them to combine text, images, slide shows and video into a compelling advertisement utilizing the benefits of Summus wavelet technology or inserting banners and flash as required. It will allow the user to test the MaxxAd and request distribution through an e-mail list server. MaxxOrchestrator Version 1.0 will be available for Windows 98/NT

         The MaxxSystem also includes related Reader Software to the extent not included above.

                                   EXHIBIT A.2

            VOLUME-BASED PRICING STRUCTURE FOR THE LICENSED SOFTWARE
                               SERVICE BUREAU USE
                          LICENSE TERRITORY - WORLDWIDE

-----------------------------------------------------------------------------------------------------------------
              VOLUME OF USE                             LICENSE FEE                      USE LEVEL PERCENTAGE
          (Rich Media Messages)                (one-time licensing payment)           (multiply by gross revenue)
------------------------------------------ ----------------------------------------------------------------------
the right to deliver an unlimited number                $1,000,000                               10.0%
per month
-----------------------------------------------------------------------------------------------------------------

Any licensee of the License Software for Service Bureau use shall pay the License Fee to Licensor to initially gain the rights to use the Licensed Software, and shall also pay an ongoing Revenue Based Fee to the Licensor, which shall be the greater of: (a) the gross revenues generated by the Licensee with the Licensed Software multiplied by the Use Level Percentage; or (b) the amount equal to Three Cents ($.03) multiplied by the number of Rich Media Messages actually delivered to recipients.

                                   EXHIBIT A.3

                                DELIVERY SCHEDULE

        Product                            Delivery

1.      MaxxNote  Version 2.5              Upon the execution of  this agreement
2.      MaxxAd  Version 1.0                September 1, 2000
3.      MaxxServer Version 1.0             July 1, 2000
4.      MaxxOrchestrator Version 1.0       September 1, 2000
5.      MaxxShow Version 1.0               July 1, 2000

                                   EXHIBIT A.4

                                ESCROW AGREEMENT

                                   EXHIBIT A.5

                          DISPUTE RESOLUTION PROCEDURES

1. With respect to any dispute or disagreement between the parties arising out of this Agreement other than a claim for rescission of the Agreement (a "Disputed Matter"), the following internal mediation procedures shall be followed:

         (a) Either party shall have the right to submit a Disputed Matter to Licensor's Chief Operating Officer and Customer's Chief Operating Officer or such other senior executives as may be mutually agreed upon by the parties from time to time. Such submission shall be delivered to such executives for both parties in writing with a reasonably detailed explanation of the nature of the Disputed Matter and its impact on the obligations under the Agreement. If such executives do not agree upon a decision within fifteen (15) business days after submission of the Disputed Matter to them by the party submitting the Disputed Matter, then

         (b) The Disputed Matter may be escalated by either party by submitting it to Licensor's Chief Executive Officer and Customer's Chief Executive Officer or such other senior executives as may be mutually agreed upon by the parties from time to time. If such senior executives do not agree upon a decision within ten (10) business days after submission of the Disputed Matter to them, then

         (c) either party may initiate the binding arbitration procedures set forth below.

ARBITRATION PROVISIONS

1. Rules; Jurisdiction. Any Disputed Matter shall be settled by final and binding arbitration in the County of Wake, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect, subject to the provisions of the United States Arbitration Act, 9 U.S.C. ss. 1 et seq. ("Title 9"). To the extent the AAA Rules conflict with, or are supplemented by, the provisions of Title 9, the provisions of Title 9 shall govern and be applicable. However, in all events these Arbitration Provisions shall govern over any conflicting rules which may now or hereafter be contained in either the AAA Rules or Title 9. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction of the subject matter thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter. The parties hereby submit to the in personam jurisdiction of the Superior Court of the State of North Carolina and the Federal District Court for the Eastern District of North Carolina for purposes of confirming any such award and entering judgment thereon.

2. Compensation of Arbitrators. Any such arbitration shall be conducted before a panel of three arbitrators who shall be compensated for their services at a rate to be determined by the parties, or lacking such determination by the American

Arbitration Association, but based upon normal and reasonable hourly or daily consulting rates for the neutral arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

3. Selection of Arbitrators. Within five (5) business days of notice by a party seeking arbitration under this provision, the party requesting arbitration shall appoint one person as an arbitrator and within fifteen (15) business days thereafter the other party shall appoint the second arbitrator. Within twenty
(20) business days after the appointment of the second arbitrator, the two arbitrators so chosen shall mutually agree upon the selection of the third impartial and neutral arbitrator, who must be a partner or principal of a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm; provided, however, that such firm cannot be the firm of certified public accountants then auditing the books and records of either party or providing management or advisory services for either party.

In the event the chosen arbitrators cannot agree upon the selection of the third arbitrator, the AAA Rules for the selection of such an arbitrator shall be followed, except that the selection shall be from such departments or groups and certified accounting firms as are described in the immediately preceding paragraph. If the other party shall fail to designate the second arbitrator, the sole arbitrator appointed shall have the power to appoint, in his or her sole discretion, both the second and third arbitrators. If a party fails to appoint a successor to its appointed arbitrator within ten (10) business days of the death, resignation or other incapacity of such arbitrator, the remaining two arbitrators shall appoint such successor. The majority decision of the arbitrators will be final and conclusive upon the parties hereto.

4. Payment of Costs. Each party hereby agrees to pay one-half (1/2) of the compensation to be paid to the arbitrators in any such arbitration and one-half (1/2) of the costs of transcripts and other expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration shall be entitled to an award of attorneys' fees and costs, arbitrators' fees and costs, fees and costs of expert witnesses and all other costs of arbitration (including the reasonable value of the services of in-house counsel) to be paid by the losing party.

5. Evidence and Discovery. The arbitrators shall be instructed to conduct the arbitration in as expeditious a manner as reasonably possibly, consistent with the parties' intention to have a full and fair hearing on the merits of the dispute. Each party agrees to supply the arbitrators in accordance with a timetable to be established by the arbitrators such materials as the arbitrators may reasonably require in order to render a decision, including those requested by either party which the arbitrators determine are appropriate to consider, but subject to appropriate claims of privilege. Each party shall supply to the other party hereto copies of any and all materials which are supplied to the arbitrators concurrently with delivery of such materials to the arbitrators. Upon the written request of either party, the arbitrators shall conduct a hearing at which representatives of both parties shall have the right to be present and to make oral presentations to the arbitrators. Each party shall supply to the other party at least twenty (20) business days prior to the commencement of any arbitration proceeding copies of any and all documents which such party intends to introduce or upon which such party intends to rely in connection with such proceeding, as well as a list of any and all witnesses whose testimony such party intends to introduce in connection with such proceeding. Additional documents or witnesses may be introduced only if the arbitrators determine that good cause has been shown. Deposing of witnesses in advance of such proceeding shall be permitted to the extent determined by the arbitrators. Each party shall also have the right to submit written briefs to the arbitrators in accordance with a timetable to be established by the arbitrators. To the extent either party maintains in good faith that any documents submitted or testimony introduced in connection with such arbitration contain confidential information or trade secrets, the parties shall negotiate in good faith in an effort to reach agreement regarding terms and conditions for keeping such materials and testimony confidential. If the parties are unable to agree upon such terms, the arbitrators shall have the right to impose appropriate restrictions to maintain the confidentiality of any confidential information or trade secrets in connection with the arbitration.

6. Burden of Proof. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding. All testimony of witnesses shall be taken under oath and shall be subject to the Federal Rules of Evidence.

7. Judgment. Upon the conclusion of any arbitration proceedings, hereunder, the arbitrators shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by them and shall deliver such documents to each party to the Agreement along with a signed copy of the award.

8. Terms of Arbitration. The arbitrators chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of the Agreement. 9. Exclusive Remedy. Except as specifically provided in this exhibit or in the agreement to which it is attached, arbitration shall be the sole and exclusive remedy of the parties for any disputed matter arising out of such agreement.

9. Exclusive Remedy. Except as specifically provided in this exhibit or in the agreement to which it is attached, arbitration shall be the sole and exclusive remedy of the parties for any disputed matter arising out of such agreement.